Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ampco-Pittsburgh Corporation

Carnegie, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 21, 2023, relating to the consolidated financial statements of Ampco-Pittsburgh Corporation, appearing in the Corporation's Annual Report on Form 10-K for the year ended December 31, 2022.

/s/ BDO USA, LLP

Pittsburgh, Pennsylvania

May 18, 2023